Exhibit 99

Contacts:
George E. McHenry	(512) 777-3800
Russell G. Allen	(512) 777-3800

Hanger Reports First Quarter 2014 Financial Results

Austin, Texas, May 5, 2014 /PRNewswire/ —

•                  2.7% Net Sales Growth

•                  Adjusted Diluted EPS of $0.19

•                  Diluted EPS of $0.17

Hanger, Inc. (NYSE:HGR) today announced net sales of $235.6 million for the quarter ended March 31, 2014, an increase of $6.2 million from net sales of $229.4 million for the first quarter of 2013. Adjusted diluted earnings per share, which excludes non-recurring tax costs, costs related to acquisitions and the implementation of the Company’s new clinic management system (which the Company refers to as “Janus”), were $0.19 for the first quarter of 2014, compared to first quarter 2013 adjusted diluted earnings per share of $0.27. Diluted earnings per share were $0.17 for the first quarter of 2014 compared to $0.27 for the same period of 2013.

The net sales increase of $6.2 million, or 2.7%, was the result of a $6.5 million, or 3.5% increase in the Patient Care segment, and a $0.3 million decrease in the Products & Services segment. The $6.5 million increase in Patient Care segment sales was comprised of a $10.0 million increase in sales from acquisitions, offset by a $3.5 million, or 1.8%, decline in same center sales. The decline in same center sales was driven by the impact of severe weather in the eastern and central parts of the U.S.  The severe weather throughout the first quarter resulted in approximately 1,000 closed clinic days in the Company’s Patient Care segment, which translates to about 5 times more weather related closures than 2013.

Income from operations for the quarter ended March 31, 2014 was $16.0 million, compared to $22.7 million in the prior year. Adjusted income from operations for the first quarter, which excludes non-recurring tax costs, costs related to acquisitions and the implementation of Janus, was $16.8 million, compared to $23.2 million in the prior year. The decline in adjusted income from operations was driven principally by the weather related decline in same center sales in the Patient Care segment and costs related to the delayed filing of the Company’s 10-K.

The Company reported a $10.0 million outflow of cash from operations for the three months ended March 31, 2014, compared to a $2.2 million cash inflow for the same period in 2013. The $12.2 million reduction in operating cash flow was driven by lower operating income and increased working capital requirements. As of March 31, 2014, the Company had $140.0 million in total liquidity, including $55.6 million of cash and $84.4 million available under its revolving credit facility, net of approximately $112.0 million of borrowings and $3.6 million in letters of credit. The Company’s leverage ratio, as defined in its bank credit facilities, was 2.99 times at quarter-end March 2014.

“First quarter proved to be challenging for us on a variety of fronts, but our outlook on the core business remains very positive,” commented Vinit Asar, President and Chief Executive Officer. “Like many companies, the harsh winter weather throughout the first quarter significantly impacted our sales and earnings. This, coupled with the reimbursement environment, will put some pressure on our top line this year, but we still anticipate healthy same center sales growth of between 2% and 4% for the full year.  We are also making changes to meet head-on the challenges we faced in connection the filing of our 10-K this year, with key investments aimed at strengthening our processes and control environment.”

The Company lowered its 2014 full-year adjusted diluted EPS guidance to a range of between $2.01 and $2.11, which represents growth of between 3.1% and 8.2% over the prior year. The Company expects to grow same center sales between 3% and 5% for the remainder of 2014.  Taking into account the impact of first quarter 2014 results, the Company has lowered its projected full year 2014 same center sales growth to between 2% and 4%. The reduction in earnings projections in part reflects lower same center sales in the Patient Care segment combined with additional investments the Company is making in its processes and control environment. The Company lowered 2014 full-year net sales guidance to a range of between $1.100 and $1.120 billion. The expectation of lower same center sales growth will be partially offset by accelerated timing of acquisitions which will drive incremental revenues in the remainder of the year, but will not provide significant earnings over that period due to their initial integration costs. Reflecting the lower than expected first quarter results and the reimbursement environment, the Company adjusted its expectation of 2014 cash flow from operations to a range of between $80 and $90 million.  The Company continues to anticipate acquiring O&P operations in 2014 with annualized net sales of between $35 and $45 million, and plans to invest between $40 and $50 million in capital additions during the year.  The Company’s previous full-year 2014 guidance issued on February 12, 2014 was to achieve revenues of $1.110 to $1.130 billion, adjusted diluted EPS of $2.10 and $2.20, patient care same center sales of 3% to 5%, and cash flow from operations of $90 to $100 million.

A conference call to discuss the Company’s first quarter 2014 results is scheduled to begin at 9:00 a.m., ET, on Tuesday, May 6, 2014. Those wishing to participate should call 1-877-662-6095. A replay will be available until Wednesday, May 14, 2014 by dialing 1-855-859-2056 and referencing Conference ID # 36622423.

About Hanger, Inc. — Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger, Inc. (NYSE: HGR) delivers orthotic and prosthetic (O&P) patient care, and distributes O&P products and rehabilitative solutions to the broader market.  Hanger’s Patient Care segment is the largest owner and operator of O&P patient care clinics with in excess of 760 locations nationwide.  Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions. Steeped in over 150 years of clinical excellence and innovation, Hanger’s vision is to be the partner of choice for products and services that enhance human physical capability.  For more information on Hanger, visit www.hanger.com and follow us at www.Facebook.com/HangerNews, www.Twitter.com/HangerNews, and www.YouTube.com/HangerNews.

This document contains forward-looking statements relating to the Company’s results of operations.  The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  Statements relating to future results of operations in this document reflect the current views of management.  However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products, the impact of reviews, audits and investigations conducted from time to time by governmental agencies, and the other factors identified in Item 1A, “Risk Factors” in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

Hanger, Inc.

(in thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended
	March, 31
Income Statement:	2014	2013
Net sales	$235,605	$229,350
Material costs	67,345	67,739
Personnel costs	96,431	89,953
Other operating expenses	45,600	39,657
Depreciation and amortization	10,199	9,285
Income from operations	16,030	22,716
Interest expense	6,098	7,777
Income before taxes	9,932	14,939
Provision for income taxes	3,935	5,449
Net income	$5,997	$9,490

Basic Per Common Share Data:
Net income	$0.17	$0.27
Shares used to compute basic per share amounts	35,076,828	34,598,494

Diluted Per Common Share Data:
Net income	$0.17	$0.27
Shares used to compute diluted per share amounts	35,415,018	35,066,032

Reconciliation of GAAP financial measures to Non-GAAP financial measures:

Income from operations	$16,030	$22,716
Acquisition expenses	228	73
Janus expenses	563	385
Adjusted Income from operations	$16,821	$23,174

Net income	$5,997	$9,490
Acquisition expenses	228	73
Janus expenses	563	385
Tax effect of adjustments	(294)	(170)
Non-recurring tax benefit (cost)	240	(158)
Adjusted net income	$6,734	$9,620

Adjusted net income per diluted share	$0.19	$0.27

	Three Months Ended
	March 31,
Income Statement as a % of Net Sales:	2014	2013
Net sales	100.0%	100.0%
Material costs	28.6%	29.5%
Personnel costs	40.9%	39.2%
Other operating expenses	19.4%	17.4%
Depreciation and amortization	4.3%	4.0%
Income from operations	6.8%	9.9%
Interest expense	2.7%	3.4%
Income before taxes	4.1%	6.5%
Provision for income taxes	1.6%	2.4%
Net income	2.5%	4.1%

Adjusted income from operations	7.1%	10.1%
Adjusted net income	2.9%	4.2%

Hanger, Inc.

(in thousands, except for statistical data)

(Unaudited)

	Three Months Ended
	March 31,
Cash Flow Data:	2014	2013
Cash flow provided by operations	$(9,961)	$2,193
Capital expenditures	$8,861	$5,398
Increase/(decrease) in cash and cash equivalents	$45,764	$(4,178)

Balance Sheet Data:	March 31, 2014	December 31, 2013
Cash and cash equivalents	$55,624	$9,860
Days Sales Outstanding (DSO’s) *	64	65
Working Capital	$338,637	$267,085
Total Debt	$561,935	$468,259
Shareholders’ Equity	$590,502	$580,220

*excludes acquired accounts receivable balances

	Three Months Ended
	March 31,
	2014	2013
Revenue Mix:
Patient Care	83.0%	82.4%
Products and Services	17.0%	17.6%

Patient Care Payor Mix:
Commercial and other	61.3%	59.8%
Medicare	27.3%	28.3%
Medicaid	5.0%	5.6%
VA	6.4%	6.3%

Management relies on the non-GAAP items as the primary measures to review and assess operating performance and management teams. The Company believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management.  Management and investors also review the non-GAAP items to evaluate the Company’s overall performance and to compare its current operating results with corresponding periods and with other companies in the health care industry. You should not consider the non-GAAP items in isolation or as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because the non-GAAP items are not measures of financial performance under accounting principles generally accepted in the United States and are susceptible to varying calculations, they may not be comparable to similarly titled measures of other companies.  Adjusted net income, Adjusted income from operations, and Adjusted net income per diluted share are the non-GAAP financial measures.